May 4, 2018

Board of Directors
Prudential Financial, Inc.
751 Broad St, Newark, 07102

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to Prudential Financial, Inc.’s (the “Company”) Quarterly Report on Form 10-Q for the period ended March 31, 2018 (the “Form 10-Q”) pursuant to Item 601 of Regulation S-K.

We have been provided a copy of the Company’s Form 10-Q. Note 1 describes a change in accounting principle to align the fiscal year of its consolidated subsidiary, Gibraltar Life Insurance Company, Ltd., with the Company's fiscal year. It should be understood that the preferability of one acceptable method of accounting over another for inclusion of subsidiaries at dates other than that of the consolidated parent has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, a change to a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2017. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of the Company as of any date or for any period subsequent to December 31, 2017.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
New York, NY

PricewaterhouseCoopers LLP, 300 Madison Avenue, New York, NY 10017
T: (646) 471 3000, F: (813) 286-6000, www.pwc.com/us